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April 21, 2000

To my colleagues at USG:

As you may be aware, a dissident USG shareholder (Hakatak Enterprises) is seeking to elect three nominees to our company's Board of Directors at the May 10 Annual Shareholders meeting. On behalf of the senior management team, I wanted to make sure you are aware of the situation and understand all the issues surrounding this matter.

Our goal is to maximize shareholder value, grow our company and continue as a market leader. We share Hakatak's frustration with our stock price, especially the market's recent failure to reward our excellent operating results. We disagree strongly with any notion that Hakatak and their nominees are the solution to the market's undervaluation of USG. We are urging our shareholders to vote against the Hakatak proposals.

Our senior management team and Board of Directors are extremely optimistic about the company's future and are confident that the course we are pursuing is the right one. Our financial performance is excellent and our fundamentals haven't changed, despite recent softness in stock price. We achieved record earnings in 1999 and operating profit increased 25 percent to $730 million. And, we just posted the highest first quarter results in our company's history. Consider the following:

- USG IS THE MARKET LEADER. We have well-recognized brands (SHEETROCK, DUROCK, FIBEROCK and DONN) and great customer relationships. And, we've been growing the company faster than the market.

- USG STOCK HAS OUTPERFORMED ITS PEERS as measured by the Fidelity Building Materials Index of 85 companies. For example, from the end of 1994 to the end of 1999, USG stock appreciated 244 percent versus comparable building materials companies, which only appreciated 166 percent.

- USG'S RETURN ON EQUITY IS OUTSTANDING. Fortune Magazine recently ranked USG among the top 5 percent of 500 major U.S. corporations in returns on shareholder equity.

- USG IS COMMITTED TO CREATING SHAREHOLDER VALUE. We established a quarterly dividend in 1998. We have accelerated our stock buyback program and our Board recently approved the repurchase of an additional 5 million shares. At current price levels, we believe our stock is an excellent investment.

In seeking your support, the Hakatak Group has attempted to divert attention from our company's accomplishments by attacking our Shareholder Rights Plan on the one hand and our slate of directors on the other. Like most large public companies, USG has in place a Rights Plan to protect shareholders from coercive and unfair offers. There is clear evidence demonstrating that companies with shareholders' rights plans can negotiate better deals for shareholders and that rights plans do not discourage offers or prevent takeovers.


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USG has a strong and experienced Board of Directors. Our nominees include current USG Board members Keith Brown, president of Chimera Corporation, a private management holding company; Jim Cotting, retired chairman and CEO of Navistar International Corporation; Doug Ford, chief executive, Refining & Marketing, with BP Amoco; and Jack Schwemm, retired chairman and CEO of R.R. Donnelley & Sons Company. They have been instrumental in formulating the strategies that produced record results for our company last year. Each has significant experience managing large companies, both public and private.

We believe USG's achievements speak for themselves, that we have an excellent strategic plan for growth in place and that we are offering our shareholders solid returns. You should all take great pride in our many wonderful achievements to which each and every one of you has contributed.

If you own shares of USG stock, you can protect your investment by signing, dating and returning the WHITE proxy card that was recently mailed to your home. I urge you to vote for your Board's nominees, and against the Hakatak proposal to abolish the Shareholder Rights Plan.

We will continue to update you on this issue and other important issues throughout the year.

Sincerely,

/s/ Bill Foote

Bill Foote
Chairman, CEO and President
USG Corporation